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EXHIBIT 99.2

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
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
                                         THREE MONTHS ENDED         YEAR ENDED
                                             JULY 31,                 JULY 31,
    (In thousands, except
     per share data)                     1998        1997      1998         1997
    Net sales                          $189,970   $168,867   $728,910     $634,825

    Cost of sales                       149,513    135,281    578,575      507,547

        Gross profit                     40,457     33,586    150,335      127,278

    Operating expenses                   31,352     26,868    116,042      103,885

    Merger expenses                          --         --      4,064           --

    Amortization of intangibles             347        265      1,185        1,060

        Total operating expenses         31,699     27,133    121,291      104,945

        Operating income                  8,758      6,453     29,044       22,333


    Other expense (income):
      Interest expense                    1,489      1,231      5,157        5,976
      Other, net                           (232)      (208)      (778)        (679)

         Total other expense              1,257      1,023      4,379        5,297

         Income before income taxes
           and extraordinary item         7,501      5,430     24,665       17,036

    Income taxes                          3,067      1,996     11,580        6,636

         Income before
          extraordinary item              4,434      3,434     13,085       10,400

    Extraordinary item - loss on
     early extinguishment
     of debt, net of income
     tax benefit of $662                     --         --         --          933

        Net income                     $  4,434   $  3,434   $ 13,085     $  9,467

        Pro forma additional
         income tax expense                  --        222        320          401

    Pro forma net income before
     extraordinary item                $  4,434   $  3,212   $ 12,765     $  9,999

    Per share data (basic):

    Income before extraordinary item   $  0.25    $   0.20   $   0.75     $   0.64

    Extraordinary item - loss on
     early extinguishment
     of debt, net of income
     tax benefit of $662                     --         --         --         0.06

        Net income                     $   0.25   $   0.20   $   0.75     $   0.58

    Pro forma net income before
     extraordinary item                $   0.25   $   0.19   $   0.73     $   0.61

    Weighted average basic
     shares of common stock              17,784     17,357     17,467       16,367

    Per share data (diluted):

    Income before extraordinary item   $   0.25   $   0.20   $   0.74     $   0.63

    Extraordinary item -
     loss on early extinguishment
     of debt, net of income
     tax benefit of $662                     --         --         --         0.06

        Net income                     $   0.25   $   0.20   $   0.74     $   0.57

    Pro forma net income
     before extraordinary item         $   0.25   $   0.18   $   0.72     $   0.60

    Weighted average diluted
     shares of common stock              18,153     17,601     17,798       16,553
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